                                                                Exhibit 4.(a).31

                            SHARE PURCHASE AGREEMENT

                                      Among

                         Unitedcrest Investments Limited

                     The Related Entity (as defined herein)

                          CDC Mobile Media Corporation
                                   (Purchaser)

                                       and

              Zheng Hui Lan, Ye Yong Ning, Liang Yan, Ma Zhi Qiang
                               and Zhang Zhi Gang
                                    (Sellers)

                                       and

                                  Palmweb Inc.
                                   (Guarantor)

                            Dated as of June 27, 2005

                                                               Execution Version

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Section 1. Definitions and Principles of Construction....................     1
   1.01  Defined Terms...................................................     1
   1.02  Principles of Construction......................................     8

Section 2. Sale and Purchase of the Shares and Consideration.............     8
   2.01  Sale and Purchase of the Shares.................................     8
   2.02  Consideration...................................................     8
   2.03  Closing.........................................................     9
   2.04  [intentionally left blank]......................................    11
   2.05  Right to Set-off................................................    11

Section 3. Representations and Warranties of the Sellers,
         the Company and the Related Entity..............................    11
   3.01  Authority.......................................................    11
   3.02  Organization of the Company.....................................    12
   3.03  Total Equity....................................................    13
   3.04  [Intentionally left blank]......................................    13
   3.04A Related Entity..................................................    13
   3.05  No Conflicts....................................................    14
   3.06  Governmental Approvals and Filings..............................    14
   3.07  Legal Proceedings...............................................    15
   3.08  Compliance with Laws and Orders.................................    15
   3.09  Brokers or Finders..............................................    15
   3.10  No Bankruptcy or Insolvency.....................................    16
   3.11  Financial Representations.......................................    16
   3.12  No Undisclosed Indebtedness.....................................    17
   3.13  Taxes...........................................................    17
   3.14  Employment and Benefits.........................................    17
   3.15  Real Property and Business Premises.............................    18
   3.16  Tangible Personal Property and Plant & Equipment................    18
   3.17  Intellectual Property...........................................    19
   3.18  Contracts.......................................................    20
   3.19  Licenses........................................................    20
   3.20  [Intentionally left blank]......................................    21
   3.21  Disclosure and Information......................................    21
   3.22  Absence of Changes..............................................    21
   3.23  Powers of Attorney..............................................    22
   3.24  Products, Services and Assets...................................    22
   3.25  Material Customers and Suppliers................................    22
   3.26  Related Party Transactions......................................    23

Section 4. Representations and Warranties of the Purchaser...............    23
   4.01  Organization of the Purchaser...................................    23
   4.02  No Conflicts....................................................    23
   4.03  Litigation......................................................    24
   4.04  Transfer or Assignment of Trademark Application.................    24

Section 5. Covenants of the Sellers, the Company and the Related Entity..    24
   5.01  Financial Statements............................................    24
   5.02  Books and Records; Investigation................................    24
   5.03  Fulfillment of Conditions.......................................    25
   5.04  Notice and Cure.................................................    25
   5.05  Conduct of Business in Ordinary Course..........................    25
   5.06  Indebtedness....................................................    25
   5.07  Regulatory and Other Approvals..................................    26
   5.08  Tax Returns.....................................................    26

   5.09  [Internationally left blank]....................................    26
   5.10  Arrangement in Determination Period.............................    26
   5.11  Employee Matters................................................    27
   5.12  Related Entity..................................................    27
   5.13  Waiver of Right of First Refusal................................    28
   5.14  Taxes...........................................................    28
   5.15  Dividends.......................................................    28
   5.16  Integration Plan................................................    28
   5.17  Repayment of RMB9,850,000.......................................    28
   5.18  Maintenance of Relationship.....................................    28
   5.19  Intellectual Properties.........................................    28
   5.20  Revenue Collection..............................................    29

Section 6. Covenants of the Purchaser....................................    29
   6.01  Notice and Cure.................................................    29
   6.02  Fulfillment of Conditions.......................................    29
   6.03  Regulatory and Other Approvals..................................    29
   6.04  Late Payment Penalty............................................    30

Section 7. Conditions to Obligations of the Purchaser....................    30
   7.01  Representations and Warranties..................................    30
   7.02  Performance.....................................................    30
   7.03  Certificate.....................................................    30
   7.04  Consents and Approval...........................................    30
   7.05  Opinious of Counsel.............................................    30
   7.06  Board...........................................................    31
   7.07  Legal Action....................................................    31
   7.08  No Material Adverse Change......................................    31
   7.09  Share Transfers/Certificates....................................    31
   7.10  Termination of Rights and Certain Securities....................    31
   7.11  [Intentionally left blank]......................................    31
   7.12  Closing Documents...............................................    31
   7.13  Board Approval of the Company...................................    32
   7.14  Shareholders Approval...........................................    32
   7.15  Completion of Due Diligence.....................................    32
   7.16  Third Party Consent.............................................    32
   7.17  Audited Accounts................................................    32
   7.18  Pre-closing Audit...............................................    32
   7.19  Certified Management Accounts...................................    32

Section 8. Conditions to Obligations of the Sellers and the Company......    33
   8.01  Representations and Warranties..................................    33
   8.02  Performance.....................................................    33
   8.03  Consents and Approvals..........................................    33
   8.04  Approval of the Purchaser's Board of Directors or
         Delegated Subcommittee..........................................    33
   8.05  Board Approval of the Guarantor.................................    33

Section 9 Representations, Warranties, Covenants and Agreements..........    33

Section 10. Indemnification; Limitations on Liabilities..................    34
   10.01 Indemnification.................................................    34

Section 11. Termination..................................................    34
   11.01 Termination.....................................................    34
   11.02 Effect of Termination...........................................    35

Section 12. Miscellaneous................................................    35
   12.01 Notices.........................................................    35
   12.02 Expenses........................................................    36
   12.03 Public Announcements............................................    37
   12.04 Waiver..........................................................    37
   12.05 Amendment.......................................................    37

   12.06 No Third Party Beneficiary......................................    37
   12.07 Assignment; Binding Effect......................................    37
   12.08 Invalid Provisions..............................................    37
   12.09 Governing Law...................................................    38
   12.10 Arbitration.....................................................    38
   12.11 Counterparts....................................................    39
   12.12 Confidentiality.................................................    39
   12.13 Exercise of Rights..............................................    39
   12.14 Rule of Construction............................................    39
   12.15 Further Assurances..............................................    39
   12.16 Time shall be of Essence........................................    39
   12.17 Entire Agreement................................................    40

Section 13. Guarantee....................................................    40

This SHARE PURCHASE AGREEMENT, dated as of June 27, 2005, is made by and among CDC Mobile Media Corporation, a company organized and existing under the laws of the British Virgin Islands and a 100% wholly owned subsidiary of China.com Inc. (the "Purchaser"); Unitedcrest Investments Limited, a company organized and existing under the laws of British Virgin Islands (the "Compay"); the Related Entity (as defined below); Zheng Hui Lan, Ye Yong Ning, Liang Yan, Ma Zhi Qiang and Zhang Zhi Gang (each the "Seller" collectively, the "Sellers"); Palmweb Inc., a company incorporated and existing under the laws of Cayman Islands (the "Guarantor"). Each of the parties hereto may be collectively referred to as the "Parties" or individually as a "Party".

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

     Section 1. Definitions and Principles of Construction

     1.01 Defined Terms.

     As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "$" or "HK$" shall mean the Hong Kong dollar, the legal currency of the Hong Kong Special Administrative Region of People's Republic of China.

"2004 Financial Statements" shall mean, collectively, the unaudited financial statements of the Related Entity for each month ended and as of the end of each calendar month of March, April, May, June, July, August, September, October, November and December 2004, the audited balance sheets of the Related Entity as of December 31, 2004 and the related audited statements of operations, shareholders' equity and cash flow statements for the year ended December 31, 2004 prepared in accordance with GAAP, together with a true and correct copy of the report on such audited information with all existing management letters from the auditors with respect to the results of such audits. All above-mentioned audited balance sheets, the related audited statements of operations, shareholders' equity and cash flow statements, report, management letters shall have been issued by Shenzhen Great Wall Certified Public Accountants Co., Ltd, a licensed PRC independent public accounting firm mutually acceptable to the Sellers and the Purchaser. The costs of preparing the 2004 Financial Statements shall be solely borne by the Related Entity.

     "Adjusted Net Asset Value" shall mean (i) the Net Asset Value (excluding the accounts receivable balance as of June 30, 2005 in relation to the CMCC WAP First Bill and /or the CMCC WAP Second Bill and/or the CMCC WAP Third Bill) as reflected in the audited financial statements of the Related Entity minus (ii) an amount equal to the sum of RMB9,850,000 plus all cash received by the Related Entity in relation to the CMCC WAP Third Bill after the Closing Date minus (iii) any outstanding PRC tax liability in relation to the unbilled amount of CMCC WAP Third Bill as at or after the Closing date.

     "Adjustment Payment" shall mean the amount equal to the product of the CMCC WAP Third Bill multiplied by 30 and multiplied by 20%.

     "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement" shall mean this Share Purchase Agreement, the exhibits and schedules hereto, the certificates and Disclosure Schedule delivered in accordance herewith, as the same may be amended, supplemented or modified from time to time.

     "Assets" shall mean all assets and properties of the Company and the Related Entity of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by the Company and the Related Entity, including without limitation cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, Intellectual Property, the IP Assets, the Material Contracts, the Property Leases and the Equipment Leases.

     "Associate" shall have the meaning given in The Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited. That is, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     "Benefit Plan" shall mean any plan, scheme or arrangement established by the Company or the Related Entity, or any predecessor or Affiliate of any of the foregoing, existing at the Effective Date or prior thereto, to which the Company or the Related Entity, as the case may be, contributes or has contributed, or under which any employee, former employee or director of the Company or the Related Entity or any beneficiary thereof is covered, is eligible for coverage or has benefit rights whether provided by the Company or the Related Entity or pursuant to any governmental program, or otherwise.

     "Board" shall mean the board of directors of the Company.

     "Business Day" shall mean a day other than Saturday, Sunday or any day on which licensed banks in Hong Kong are authorized or obligated to close.

     "Business or Condition of the Company" shall mean the business, condition (financial or otherwise), results of operations and Assets and prospects of the Company and the Related Entity taken as a whole.

     "Business Premises" shall have the meaning given in Section 3.15(c).

     "China.com" shall mean China.com Inc., a Cayman Islands company listed on the Growth Enterprise Market of The Exchange of Hong Kong Limited.

     "Closing" shall have the meaning given to such term in Section 2.03.

     "Closing Date" shall mean the later of:

     (a) June 30, 2005, subject to the conditions set out in Section 7 being satisfied as determined by the Purchaser or waived by the Purchaser in its sole and absolute discretion and the conditions set out in Section 8 being satisfied as determined by the Sellers or waived by the Sellers in their sole and absolute discretion; or

     (b) such other date as the Purchaser and the Sellers may mutually agree in writing.

     "CMCC" shall mean China Mobile Communications Corporation.

     "CMCC WAP First Bill" shall mean the revenue generated by the Related Entity's WAP services provided through the nation-wide WAP platform operated by the headquarter of CMCC and the regional WAP platform operated by the Guangdong Branch of CMCC during the period commencing June 1, 2004 and ended March 31, 2005 after deduction of the bad debt and the fees charged by CMCC such as the collection commission and transmission fees, as evidenced by any written communications from any designated CMCC officer in charge of CMCC's transactions with the Related Entity.

     "CMCC WAP Second Bill" shall mean the revenue generated by the Related Entity's WAP services provided through the nation-wide WAP platform operated by the headquarter of CMCC and the regional WAP platform operated by the Guangdong Branch of CMCC during the period commencing April 1, 2005 and ended May 31, 2005 after deduction of the bad debt and the fees charged by CMCC such as the collection commission and transmission fees, as evidenced by any written communications from any designated CMCC officer in charge of CMCC's transactions with the Related Entity.

     "CMCC WAP Third Bill" shall mean the revenue generated by the Related Entity's WAP services provided through the nation-wide WAP platform operated by the headquarter of CMCC and the regional WAP platform operated by the Guangdong Branch of CMCC during the period commencing June 1, 2005 and ending June 30, 2005 after deduction of the bad debt and the fees charged by CMCC such as the collection commission and transmission fees, as evidenced by any written communications from any designated CMCC officer in charge of CMCC's transactions with the Related Entity.

     "Company" shall have the meaning given in the preamble.

     "Consideration" shall have the meaning given to such term in Section 2.02.

     "Constitution" shall mean the memorandum of association, articles of association, certificate or articles of incorporation and by-laws, or similar charter documents, as may be amended from time to time.

     "Contract" shall mean any agreement, instrument, written contract, together with any related amendments, waivers, supplements, schedules, exhibits, work orders, notices as to termination or change thereunder in writing.

     "Determination Period" shall mean the period commencing the Effective Date and ending June 30, 2005.

     "Disclosure Schedule" shall mean a schedule delivered to the Purchaser by the Sellers and the Company herewith and dated as of the Effective Date containing all lists, descriptions, exceptions, qualifications and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement. For the avoidance of doubt, all references to any Schedule herein are deemed to have been produced by the Sellers to the Purchaser upon the Effective Date.

     "Effective Date" shall mean the date of this Agreement.

     "Employment Agreements" shall mean each of the new or amended employment agreements to be entered into between the Employees and the Company and/or its designated subsidiary upon or prior to Closing.

     "Equipment Leases" shall mean leases of, and agreements to hire, equipment (including motor vehicles) to the Company including, without limitation, those listed in Section 3.16(c) the Disclosure Schedule.

     "Equity Transfer Agreement" shall have the meaning given in Section 5.12.

     "Financial Statements" shall mean, collectively, 2004 Financial Statements, the unaudited financial statements of the Related Entity and the Company for each month ended and as of the end of each calendar month of January, February, March, April, May and June 2005 and the audited financial statements for the period from January 1, 2005 to June 30, 2005 and as of June 30, 2005 of the Related Entity as are called for hereunder.

     "First Installment" shall have the meaning given in Section 2.02(a)(i).

     "GAAP" shall mean generally accepted accounting principles of the PRC.

     "Governmental Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     "Governmental or Regulatory Authorities" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the British Virgin Islands, PRC, Hong Kong or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

     "Hong Kong" shall mean Hong Kong Special Administrative Region of the PRCPeople's Republic of China.

     "Hong Kong Dollar" or "HK$" shall mean the lawful currency of Hong Kong.

     "Inception Date" shall mean May 12, 2005, the date of incorporation of the Company.

     "Indebtedness" means, with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such Person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property including, without limitation, accounts and contract rights owned by such Person (including Assets as relates to the Company and the Related Entity), even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Indemnified Party" shall have the meaning set forth in Section 10.01.

     "Indemnifying Party" shall have the meaning set forth in Section 10.01.

     "Installments" shall mean the First Installment, the Second Installment and the Third Installment and "any Installment" shall mean any of the First Installment, Second Installment or the Third

Installment.

     "Intellectual Property" shall mean: (a) copyrightable works, copyrights and design rights including all applications, registrations, and renewals in connection therewith; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) inventions, discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice); (d) trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) computer software (including data and related documentation) or source or object code, including improvements, revisions, amendments, modifications or alternations;
(f) other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights; and (g) the IP Assets.

     "IP Assets" shall mean (a) the computer software and music content created, developed, designed, licensed and owned by the Company and/or the Related Entity and all improvements, revisions, amendments, modifications or alterations thereto, including but not limited to those as set forth in Sections 3.17(c) and
(d) of the Disclosure Schedule; (b) the platform, carrier and/or protocol specific applications; (c) the localization versions of software embedded with content owned by third parties; and (d) all improvements, revisions, amendments, modifications or alterations thereto.

     "Law" shall mean all laws, statutes, rules, regulations, ordinances, Orders and other pronouncements having the effect of law of the British Virgin Islands, PRC, Hong Kong and any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, other than any non-public or "internal" policy, rule, order, guidance or administrative practice of, or applied by, any Governmental or Regulatory Authorities except to the extent that any such non-public or internal policy, rule, order, guidance or administrative practice is known, or should have been known to any relevant Person.

     "Liability" as used either singularly or in the plural shall mean any liability, debt or obligation of the Company or the Related Entity, including any drawdowns under any loans made to the Company or the Related Entity after the Closing Date.

     "Lien" shall mean any lien, pledge, hypothecation, mortgage, charge, security interest, claim, lease, charge, option, right of first refusal, right to acquire, pre-emptive rights, conversion rights, easement, encroachment, transfer restriction, or other encumbrance or commitment of any kind.

     "Loss" shall mean any and all damages, fines, fees, penalties, obligations, judgments, deficiencies, losses and expenses (including without limitation interest, actual court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

     "Management Accounts" shall mean those financial records made available to the Purchaser in the financial due diligence review performed by the latter prior to Closing. These financial records shall include the unaudited monthly balance sheet of the Related Entity and the Company up to June 30, 2005, and the related unaudited monthly statements of income, retained earnings, stockholders' equity and changes in financial position of the Related Entity and the Company, together with all related notes and schedules thereto for 16 months starting from March 19, 2004 and ending June 30, 2005.

     "Material Adverse Effect" shall mean any event, change in or effect on the Company or the Related Entity that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the Business or Condition of the Company or the Related Entity; provided, however, that any material adverse effect arising out of or resulting from the following events shall not be included in determining whether a Material Adverse Effect has occurred and that the Sellers shall not be responsible for any loss incurred by the Purchaser as a result of the following:

     (a) an event or series of events or circumstances affecting the economy of the PRC generally in a material negative manner; or

     (b) a change or changes in the fee rates of CMCC for mobile, WAP and other data value-added services as a result of a change in the regulations, rules or policies of MII or other relevant Governmental or Regulatory Authority or CMCC or any branch thereof; or

     (c) any change in the applicable law or accounting principles and/or standard (including but not limited to GAPP; or

     (d) the entering into of this Agreement or the transactions contemplated hereby or the announcement thereof.; or

     "Material Contracts" shall have the meaning given in Section 3.18(d).

     "Material Customer" shall have the meaning given in Section 3.25.

     "MII" shall mean the Ministry of Information Industry of the PRC.

     "Minority Interest" shall mean an ownership interest less than fifty percent (50%) of the voting interest in a business enterprise.

     "MVAS License" shall mean the Nation-wide Telecommunications Value-added Service (Second Category) License numbered B2- 20040535 issued by MII to the Related Entity dated December 14, 2004.

     "Net Asset Value" shall mean the at any date the aggregated balance sheet assets less the aggregated balance sheet liabilities of the Related Entity as of such date.

     "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Other Payable" shall mean the aggregated amount of the liabilities owed by the Related Entity and the Company before the Closing Date, which include only
(i) the amount payable to Mr. Xiao Jian and (ii) the amount payable to Shenzhen Jie Xin Da Technology Development Limited.

     "Payment A" shall have the meaning given in Section 2.02(a)(i).

     "Payment B" shall have the meaning given in Section 2.02(a)(i).

     "Payment C" shall have the meaning given in Section 2.02(a)(ii).

     "Payment D" shall have the meaning given in Section 2.02(a)(ii).

     "Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

     "Plant and Equipment" shall have the meaning given in Section 3.16(b).

     "PRC" shall mean the People's Republic of China, for the purpose of this Agreement, excluding Hong Kong, the Macao Special Administrative Region and Taiwan.

     "PRC WFOE" shall mean the wholly foreign-owned enterprise which is directly or indirectly owned by or to be established by the Purchaser.

     "Proceeding" shall have the meaning given in Section 3.07.

     "Property Leases" shall mean all property leases executed by the Company or the Related Entity that are effective as of the Effective Date.

     "Purchaser" shall have the meaning given in the preamble.

     "Records" shall mean originals or copies, of all books, files, reports or records of or relating to or used in connection with the Company and the Related Entity and including, without limitation: (a) minute books, statutory books and registers, books of account and copies of taxation returns; (b) major sales literature, market research reports, brochures and other major promotional material; (c) all sales and purchasing records; and (d) lists of all regular suppliers and customers (if any).

     "Related Entity" or "SZKK" shall mean Shenzhen KK Technology Limited.

     "Representatives" shall have the meaning given in Section 5.02.

     "Second Installment" shall have the meaning given in Section 2.02(a)(ii).

     "Sellers" shall have the meaning given in the Recitals hereto.

     "Shares" shall mean those shares representing 100% of the total issued share and outstanding equity in the capital of the Company on a fully diluted basis as of the Closing Date.

     "Subsidiaries" when used in plural or "Subsidiary" when used singly shall mean, in relation to the Company, a corporate entity (a) whose voting shares or equity interests are owned more than 50% by the Company and (b) over which managing body the Company exercises control, directly or indirectly.

     "Tax" and "Taxes" means and includes any and all taxes (including, without limitation, any and all income, franchise, sale, useexcise, withholding, employment, payroll, social security, property, fringe capital gains, goods and service, group and stamp and custom duties taxes) and similar assessments, customs, duties, charges and fees (including interest, penalties and additions to such taxes, assessments, customs, duties, charges and fees, penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions) imposed or assessed by any federal, state or local taxing authority, including without limitation, British Virgin Islands, the PRC or Hong Kong.

     "Tax Return" shall mean any declaration, statement, report, returns, computations, notices and information required to be made or provided by the Company or the Related Entity related to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes the Company and the Related Entity.

     "Tax Claim" shall mean any assessment notice (including a notice of adjustment of a loss in a manner adversely affecting the Company or the Related Entity), demand or other document issued or action taken by or on behalf of any Governmental or Regulatory Authority, based on any facts or circumstances (or part thereof) arising or existing prior to the Closing Date, as a result of which the Company or the Related Entity is liable to make a payment for any tax, levy, impost, deduction, charges, withholdings and duties (excluding stamp duties) or has suffered a loss, together with related interest, penalties, fines and other statutory charges whether accrued before or after the Closing Date.

     "Third Installment" shall have the meaning given in Section 2.02(a)(iii).

     "Transaction Documents" shall mean this Agreement (and all relevant share transfers, share certificates, board and shareholder resolutions and any other ancillary documents (if any) required for the implementation of the transactions contemplated under this Agreement) and Employment Agreements, the Equity Transfer Agreement and any document modifying or supplementing the contractual arrangements between the Company and the Related Entity.

     "Transfer" shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Shares, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title or interest or possession in or of the Shares.

     "US GAAP" shall mean generally accepted accounting principles of the United States of America.

     "WAP" shall mean Wireless Application Protocol.

     1.02 Principles of Construction.

     (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the PRC.

     (c) The singular terms include the plural and the plural terms include the singular.

     (d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions or their interpretation hereof.

     (e) Any reference to a Person's "knowledge" or "best knowledge" shall be deemed to include an additional statement that all reasonable, due and careful inquiry has been made.

     Section 2. Sale and Purchase of the Shares and Consideration.

     2.01 Sale and Purchase of the Shares.

     Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date each Seller shall Transfer and deliver to the Purchaser, and the Purchaser shall purchase, the Shares owned by such Seller set forth opposite such Seller's name on Schedule A.

     2.02 Consideration.

     (a) Subject to Section 2.02(b), the consideration payable to the Sellers for the Shares purchased by the Purchaser under this Agreement and for the 100% equity interests in the Related Entity acquired by the designated PRC individuals nominated by the Purchaser under the Equity Transfer Agreement (the "Consideration") shall be paid in the following manner:

          (i) First Installment: (A) within 5 Business Days of the execution of this Agreement the Purchaser shall pay to the Sellers an amount in HK Dollar cash equivalent to RMB1,000,000 ("Payment A"); and

          (B) within 5 Business Days after receipt by the Related Entity of its WAP services revenue generated through the nation-wide WAP platform operated by the headquarter of CMCC and the amount of such receipt of revenue is equal to or greater than RMB 400,000, the Purchaser shall pay to the Sellers an amount in HK Dollar cash equivalent to RMB1,000,000 ("Payment B") (together with Payment A, collectively the "First Installment").

          The First Installment payable to the Sellers shall be apportioned between them on a pro-rata basis relative to the shareholding percentage held by them in the Company as set forth in Schedule A.

          (ii) (A) upon the Closing Date and subject to the amount of Other Payable on the Closing Date being zero, the Purchaser shall pay to the Sellers an amount in HK Dollar cash equivalent to RMB9,850,000 ("Payment C").

          (B) subsequent to the Closing, within 5 Business Days after (X) the Related Entity shall have received the CMCC WAP First Bill in full or any portion greater than 99.5% thereof and (Y) the Related Entity shall have passed the 2004 annual inspection of national MVAS license, the Purchaser shall pay to the Sellers an amount in HK Dollar cash equivalent to RMB8,000,000 ("Payment D") (together with Payment C, collectively, the "Second Installment").

          The Second Installment payable to the Sellers shall be apportioned between them on a pro-rata basis relative to the shareholding percentage held by them in the Company as set forth in Schedule A.

          (iii) subsequent to the Closing, within 5 Business Days after the Company shall have received full payment of the CMCC WAP Second Bill and the CMCC WAP Third Bill, the Purchaser shall pay to the Sellers an amount in HK Dollar cash equivalent to the sum of the Adjustment Payment plus the Adjusted Net Asset Value (the "Third Installment"), provided that neither Adjustment Payment nor the Adjusted Net Asset Value shall exceed RMB3,000,000. The Third Installment payable to the Sellers shall be apportioned between the Sellers on a pro-rata basis relative to the shareholding percentage held by them in the Company as set forth in Schedule A.

          (iv) each of the Sellers agrees that there shall be no re-allocation of the Consideration among the Sellers in any manner that is inconsistent with this Section 2.02(a).

     (b) For the avoidance of doubt, the sum of the First Installment and the Second Installment and the Third Installment shall constitute the total Consideration payable by the Purchaser under this Agreement and by its designated PRC individuals under the Equity Transfer Agreement. Other than the amounts set out in Section 2.02(a) above, the Purchaser and each PRC individual designated by the Purchaser under the Equity Transfer Agreement shall not be required to pay any other amount in connection with the purchase of the Shares under this Agreement and the acquisition of the 100% equity interests in the Related Entity under the Equity Transfer Agreement.

     (c) The exchange rate between HK$ and RMB shall be the selling TT rate of RMB announced by the paying bank on the date immediately proceeding the relevant date of payment under Section 2.02.

     2.03 Closing.

     The closing for the purchase and sale of the Shares (the "Closing") shall take place on the Closing Date at the office of the Purchaser in Hong Kong or at such other time, date and place as the Parties may agree in writing. At or before the Closing:

     (a) the Sellers shall deliver or cause to be delivered to the Purchaser (in a form reasonably satisfactory to the Purchaser):

          (i) share certificate(s) representing the Shares owned and to be sold hereunder by such Seller set forth opposite such Seller's name on Schedule A for cancellation;

          (ii) definitive share certificates evidencing the Shares in favor of the Purchaser;

          (iii) the instruments of transfer (with the name of the transferee left blank) and sold notes (if required) in respect of the Shares duly executed by the Sellers;

          (iv) any waivers, consents or other documents required to vest in the Purchaser or its nominee the full beneficial ownership of the Shares, and entitling the Purchaser to procure the Shares to be registered in the name of the Purchaser or its nominee;

          (v) the written resignations of all directors, legal representative and the company secretary (if any) of the Company or the Related Entity, each confirming that he/she has no claim whatsoever against the Company or the Related Entity;

          (vi) such deed of waiver or other document as the Purchaser may require duly executed by the Sellers whereby the Sellers irrevocably and unconditionally waive all debts, liabilities and other obligations whatsoever owed by the Company or the Related Entity (whether or not then due) to the Sellers as at Closing;

          (vii) certified copies of board or other necessary resolutions of the Company, (if applicable) the Related Entity for the implementation of the matters referred to in Section 2.03(b) below;

          (viii) a certificate of incumbency of the Company issued within 3 Business Days before the Closing Date.

     (b) the Sellers shall procure that the following business be transacted at a meeting of the directors of the Company and (if applicable) the Related
Entity:

          (i) the directors of the Company shall approve the transfer of the Shares for registration and the entry of the transferee in the register of members of the Company; and shall cause the shareholders of Related Entity to approve the registration of the Equity Transfer Agreement and the transfer of equity interest therein with the applicable PRC company registration authorities.

          (ii) all existing mandates for the operation of the accounts of the Company and Related Entity shall be revoked and new mandates issued giving authority to those persons nominated by the Purchaser;

          (iii) persons nominated by the Purchaser for appointment as directors, legal representative (in the case of the Related Entity) or the secretary (in the case of the Company) of the Company and Related Entity shall be so appointed; and

          (iv) auditors nominated by the Purchaser (if any) for appointment as auditors of the Company, the Related Entity shall be so appointed to replace the existing auditors.

     (c) At or before Closing, the Purchaser shall deliver or cause to be delivered to Sellers:

          (i) a copy of such necessary bank document evidencing the wire transfer of the payment for the First Installment which is payable in cash;

          (ii) certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing and approving (A) the execution of this Agreement, (B) the purchase of the Shares from the Seller as provided in Section
2.01 and (C) the performance and completion of the transactions contemplated hereby;

          (iii) certified copy of the resolutions duly adopted by the board of directors of the Guarantor authorizing and approving (A) the execution of this Agreement by the Guarantor and (B) the performance of its duties and obligations under this Agreement.

     2.04 [intentionally left blank]

     2.05 Right to Set-off.

     Purchaser's payment of the Adjustment Payments will be subject to set-off for the settlement of the indemnification obligations set forth in Section 10.

     Section 3. Representations and Warranties of the Sellers, the Company and the Related Entity.

     Subject to Section 9(b) of this Agreement, each of the Sellers and the Company (to their best knowledge, provided that such "best knowledge" qualification shall not apply to Sections 3.04A, 3.07, 3.08, 3.11, 3.13 and 3.17(a)), jointly and severally represents and warrants to and for the benefit of the Purchaser, the following:

     3.01 Authority.

     (a) The Company has all requisite corporate power and authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which the Company is a party and to perform its obligations hereunder and each of the other documents required to be entered into pursuant hereto. The Board will have at the Closing approved the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party. This Agreement and the Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company (and the Sellers as appropriate) in accordance with the terms subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar levels of general applicability relating to or affecting creditors' generally and to general principles of equity. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company. No distress, execution or other similar order or process has been levied on any of the Assets of the Company or the Related Entity. No voluntary arrangement has been proposed or reached with any creditors of the Company or the Related Entity. No receiver, manager, provisional liquidator, or other officer of the court has been appointed in relation to the Company or the Related Entity.

     (b) Each Seller has full legal capacity, power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents to which it is a party, and to perform each of its obligations hereunder, thereunder and under each of the other documents required to be entered into pursuant hereto. This Agreement and each applicable Transaction Document to which such Seller is a party have been duly and validly executed and delivered by each such Seller and will constitute a legal, valid and binding obligation of such Seller and enforceable against such Seller in accordance with its terms subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of such Seller. No voluntary arrangement has been proposed or reached with any creditors of such Seller. Such Seller is able to pay its debts as and when they fall due and is solvent.

     (c) The name of each Seller and his or her shareholding percentage in the Company and in the Related Entity are listed in Section 3.01(c) of the Disclosure Schedule.

     (d) The Related Entity has full legal capacity, power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents to which it is a party, and to perform each of its obligations hereunder, thereunder and under each of the other documents required to be entered into pursuant hereto. This Agreement and each applicable Transaction Document to which such Related Entity is a party have been duly and validly executed and delivered by each such Related Entity and will constitute a legal, valid and binding obligation of such Related Entity enforceable against such Related Entity in accordance with its terms subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of such Related Entity. No voluntary arrangement has been proposed or reached with any creditors of such Related Entity. Such Related Entity is able to pay its debts as and when they fall due and is solvent.

     (e) The name of each shareholder of the Related Entity and his or her shareholding percentage in the Related Entity are listed in Section 3.01(e) of the Disclosure Schedule.

     3.02 Organization of the Company.

     (a) The Company is a corporation duly organized and validly existing under the laws of the British Virgin Islands, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company has not engaged in any business since its Inception Date.

     (b) The Company is duly qualified, licensed or admitted to do business in each of such jurisdiction to the extent that such qualification, licensure or admission is required by that jurisdiction's laws. Except for disclosed hereof, the Company has full corporate power to own its properties, assets and business and to carry on its business operations and has done everything necessary to do business lawfully in the aforementioned jurisdictions.

     (c) The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in Section 3.02(c) of the Disclosure Schedule.

     (d) Prior to the Effective Date, the Sellers and the Company have made available to the Purchaser true copies of the Constitution and Records of the Company as in effect on the Effective Date. Subject to the information and documents as disclosed, the Records are: (i) true and accurate in all material respects; (ii) give a true and fair view of the trading transactions, financial and contractual position of the Company and of its assets and liabilities; (iii) as far as is relevant, have been prepared in accordance with applicable Law; and
(iv) are in the possession of the Company in their original form received by the Company.

     (e) The total share capital of the Company consists of 50,000 shares, 1,000 of which are issued and outstanding. None of the issued Shares being sold to the Purchaser hereunder are subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company (if any).

     (f) The Company and the Related Entity have filed and/or registered all annual returns and other Records as and where required to be filed and/or registered (if any).

     3.03 Total Equity.

     (a) Aside from the Shares, there are no issued or outstanding shares of the Company. The Shares comprise the whole of the issued share capital of the Company as of the Effective Date. The Sellers are the registered holders and beneficial owners of the Shares.

     (b) The Shares are being sold to the Purchaser by the Sellers free and clear of any Lien or other interests of any other third party whatsoever. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 2.03 will transfer to the Purchaser good and valid title to the Shares, free and clear of all Liens.

     (c) There are no commitments in place under which the Company is obligated at any time to issue any shares or other securities of the Company.

     (d) There are no outstanding options with respect to the Company or the Shares.

     (e) There will be at the Closing no restriction(s) on the sale or transfer of any of the Shares to the Purchaser whatsoever.

     3.04 [Intentionally left blank]

     3.04A Related Entity.

     (a) Related Entity is a limited liability company duly established and validly existing under the Laws of the PRC. Save as disclosed, it has full corporate power and authority to conduct its existing mobile value-added service businesses, including but not limited to the WAP business, as and to the extent now conducted, and to own, use and lease its assets and properties. Section 3.04A(a) of the Disclosure Schedule sets forth the business scope of the Related Entity as specified in its business license and its MVAS license. Each such business scope is sufficient for the Related Entity to conduct its business to the extent it has been and is currently conducted.

     (b) The name of each director and officer of the Related Entity on the date hereof, and the position with each respective Related Entity held by each, are listed in Section 3.04A(b) of the Disclosure Schedule.

     (c) Prior to the execution of this Agreement, the Sellers and the Company have made available to the Purchaser true and complete (in all material respects) copies of the Constitution and Records of the Related Entity as in effect on the date hereof. The Records and the Financial Statements are: (i) complete, true and accurate in all material respects; and (ii) give a true and fair view of the trading transactions, financial and contractual position of the Related Entity and of its assets and liabilities; (iii) as far as is relevant, have been prepared in accordance with the applicable Law; and (iv) are available to the Company in their original form.

     (d) Except as disclosed in Section 3.04A(d) of the Disclosure Schedule, the registered capital of the Related Entity has been fully paid according to the capital payment schedule stipulated in the articles of association of the Related Entity approved by PRC relevant authorities and the equity interest in the Related Entity is not subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for the registered capital of the Related Entity. The equity interest in the Related Entity is owned, beneficially and of record, by the shareholders identified in Section 3.01 (e) of the Disclosure Schedule free and clear of all Liens. Save as disclosed, the Related Entity has properly reserved from its after-tax profits (if any) in each fiscal year the amounts required by applicable Law in the PRC to the reserve fund and staff bonus and welfare fund.

     (e) Save as disclosed, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Related Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

     (f) Related Entity is not directly or indirectly owned or beneficially or legally held by any PRC stated owned enterprise.

     (g) All the branch office of the Related Entity listed in Section 3.04A(g) of the Disclosure Schedule are validly existing under the Laws of the PRC.

     3.05 No Conflicts.

     To the best knowledge of the Sellers, the execution and delivery by the Sellers, the Company and the Related Entity of this Agreement and the Transaction Documents to which they are parties do not, and the performance by the Sellers and the Company of their respective obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constitution or any resolutions of the shareholders or directors of the Company or the Related Entity;

     (b) conflict with or result in a violation or breach of any term or provision of any Law or Order of any Governmental or Regulatory Authority of the PRC, the British Virgin Islands, Hong Kong or any other governmental, administrative or regulatory bodies applicable to any Seller, the Company or the Related Entity or any of their respective assets and properties except for such conflicts, violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect; or

     (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Sellers, the Company or the Related Entity to obtain any consent, approval or action under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Sellers, the Company or the Related Entity or any of their respective Assets under, any Material Contract or Governmental License to which the Sellers, the Company or the Related Entity is a party or holder of or by which any of their respective Assets are bound, except for such conflicts, violations, breaches, defaults, requirements to obtain consent, approval or action, rights of termination, cancellation, acceleration or modification, payments or Liens as would not have a Material Adverse Effect.

     3.06 Governmental Approvals and Filings.

     Except as disclosed in Section 3.06 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any applicable Governmental or Regulatory Authority on the part of the Sellers, the Company or the Related Entity is required in connection with the execution, delivery and performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby.

     3.07 Legal Proceedings.

     (a) Prior to the Effective Date, there is no action, suit, arbitration proceeding, inquiry, claim or investigation either before or brought by any Governmental or Regulatory Authority or other Person pending or threatened in, or before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) (any "Proceeding"), against or affecting the Company or the Related Entityor any Seller (as it relates to the Company). So far as the Company and each Seller is aware, there are no facts likely to give rise to any Proceeding.

     (b) Prior to the Effective Date, neither the Company nor any Seller (as it relates to the Company) has commenced or settled any legal proceedings including ordinary routine litigation incidental to the Company's or the Related Entity's business. There are no outstanding Orders by which the Company or any Seller (as it relates to the Company) or the Related Entity or any of their securities, assets, properties or businesses are bound.

     (c) Prior to the Effective Date, no material claim has been made against the Company or the Related Entity in connection with any defective product or services supplied by it in the course of carrying on its business and the Company or the Related Party has maintained any insurance that is customary to the applicable industry and type of business.

     (d) Prior to the Effective Date, there does not exist any actual written threat or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Purchaser's ownership or operation of all or any portion of the Shares or the underlying assets of the Company, or to compel the Purchaser to dispose of or hold separate all or any portion of its or the Shares or the Company's business or assets as a result of the transactions contemplated by the Agreement; or (iii) that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     3.08 Compliance with Laws and Orders.

     Except as disclosed, the Company and the Related Entity and each Seller has complied in all material respects with applicable Law and Order and none of the Company, the Related Entity or any Seller and their respective Affiliates is or has at any time since their respective establishments been, or has received any notice that it is or has at any time been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company or the Related Entity or any of their respective Assets.

     3.09 Brokers or Finders.

     The Company or Related Entity has not incurred, or will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement. For the avoidance of doubt, any brokerage, finders' fee, agents' commissions or any similar charge(s) in relation to or associated with this Agreement, will be paid by the Sellers.

     3.10 No Bankruptcy or Insolvency.

     (a) To the best knowledge of the Sellers, no order has been made, or petition presented, or resolution passed for the winding-up or bankruptcy (as the case may be) of the Company or the Related Entity or any Seller. None of the Company or the Related Entity has had:

          (i) any petition or order for winding-up filed against it;

          (ii) any appointment of a receiver over the whole or part of the undertaking of its assets;

          (iii) any petition or order for administration against it;

          (iv) any voluntary arrangement between any creditor and it;

          (v) any distress or execution or other process levied in respect of it which remain undischarged; or

          (vi) any unfulfilled or unsatisfied judgment or court order against it over the amount of US$10,000.

     (b) None of the Company or the Related Entity or any Seller is insolvent or bankrupt and each can pay its debts as and when they fall due.

     (c) There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or bankruptcy or administration of the Company or the Related Entity or any Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company or the Related Entity or any Seller.

     3.11 Financial Representations.

     (a) Complete and unaltered copies of the Management Accounts have been delivered by the Company to the Purchaser. The Management Accounts (i) were prepared in accordance with the books of account and other financial records of the Company and the Related Entity, (ii) present fairly the consolidated financial condition and results of operations of the Company and the Related Entity as at the dates thereof or for the respective periods covered thereby,
(iii) have been prepared in accordance with US GAAP or GAAP applied on a basis consistent with the past practices of the Company and the Related Entity (except as may be indicated in the notes thereto and except that the Management Accounts do not contain footnotes and are subject to normal and recurring period-end adjustments, which adjustments would not have a Material Adverse Effect) and
(iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and the Related Entity and the results of the operations of the Company and the Related Entity as of the dates thereof or for the periods covered thereby. There are no Liabilities of the Company, or the the Related Entity, other than Liabilities that are reflected or reserved against on the unaudited consolidated balance sheets of the Company and the Related Entity for the period ended as of June 30, 2005 and would not have a Material Adverse Effect.

     (b) The 2004 Financial Statements and the Financial Statements as of June 30, 2005: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with US GAAP or GAAP applied on a basis consistent with the past practices of the Company and the Related Entity, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

     (c) Section 3.11(c) of the Disclosure Schedule sets forth each and every account maintained by each of the Company and the Related Entity at a bank or other financial institution, including the name of such bank or financial institution, account number and the amount of balance on such account as of the Effective Date.

     3.12 No Undisclosed Indebtedness.

     None of the Company or the Related Entity has any material liability for Indebtedness in excess of HK$5,000 that has not been reflected or disclosed in the Management Accounts for the period ended as of June 30, 2005.

     3.13 Taxes.

     (a) The Company and the Related Entity have duly filed all Tax Returns for any period on or before the Closing Date and the same have been made or given in good faith within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them contains any statement that is false or misleading in any material respects or omits to refer to any material matter which is required to be included or without which the statement is false or misleading. None of such Tax Return is or is likely to be the subject of any dispute with any relevant tax authority.

     (b) The Company and the Related Entity have paid when due, and have withheld, deducted and accounted to the relevant authorities for, all Taxes which they have become liable to pay, withhold, deduct or account for on or before the Effective Date. For the purposes of this Section 3.13(b) "a liability to pay" includes a liability to pay any penalty or interest incurred in relation to tax dispute(s). None of the Company, the Related Entity, or any respective director or officer thereof has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to the business activities of the Company and the Related Entity.

     (c) The Company and the Related Entity have complied in all material respects with all applicable legislation, regulations, executive orders and directions relating to or associated with any Taxes.

     (d) There are no outstanding or likely disputes or questions or demands between the Company and the Related Entity, on the one hand, and any Governmental or Regulatory Authority or agent thereof, on the other hand, concerning any Tax liability. There are no Tax liens on any of the Assets of the Company or the Related Entity. None of the Company or the Related Entity has received any claim from any taxing authority in a jurisdiction in which the Company or the Related Entity is or may be subject to taxation claim and in which the Company or the Related Entity has failed to file Tax Returns required by that jurisdiction. The Sellers have made available to the Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Related Entity since the Inception Date (if any).

     (e) Other than pursuant to this Agreement, none of the Company or the Related Entity has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and none of the Company nor the Related Entity has any material liability for any Taxes of any other person.

     3.14 Employment and Benefits.

     (a) Prior to Closing, the Company has already provided to the Purchaser:
(i) the names and commencement date of employment of current employees, and directors of the Company and the Related Entity who will serve in such capacity on the Closing Date and the names and commencement date of contractors who are serving in such capacity; (ii) the monthly salary of each such employee and
(iii) bonus or commission scheme and any other benefits provided or which the Company, or the Related

Entity is bound to provide (whether now or in the future) to all such employees or otherwise.

     (b) On or before the expiry date of the Determination Period, each of the employee of the company and the Related Entity has executed a release letter which states the Company has fully paid off all the salary and benefits for that employee and such employee shall not lodge any claim or petition against the Company and the Related Entity or any director, officer of them in the future.

     (c) None of the Company or the Related Entity or any Seller has offered, promised or agreed for the future any material variation in any employment or contractor/service agreement of the Company or the Related Entity, as the case may be, in the ordinary course of its business. Without limiting the generality of the preceding sentence, there has been no material change in the remuneration or benefits of any executives, directors, officers or employees of the Company or the Related Entity within the past 12 months.

     (d) There is no legal action or dispute existing or, to the best knowledge of the Sellers and, threatened or anticipated in respect of or concerning any of the employees relating to or based on any facts or circumstances (or part thereof) arising or existing prior to the Effective Date. As far as the Company, the Related Entity and each Seller is aware, there are no facts or circumstances which are likely to result in such a dispute.

     (e) Except as disclosed in Section 3.14(e) of the Disclosure Schedule, no loans or other advances have been made to any director, officer, employee or contractor of the Company or the Related Entity, other than for travel allowances and other expenses in the ordinary course of business.

     3.15 Real Property and Business Premises.

     (a) None of the Company or the Related Entity owns any real property whatsoever.

     (b) All of the commercial leases and subleases executed by the Company or the Related Entity (if any) are in full force and effect, and none of the Company or the Related Entity has received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company or the Related Entity under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or the Related Entity to the continued possession of the commercial leased or subleased premises under any such commercial lease or sublease.

     (c) Section 3.15(c) of the Disclosure Schedule accurately in all material respects describes all the business premises leased or occupied by the Company or the Related Entity (the "Business Premises"). The Company and the Related Entity, as the case may be, has exclusive occupation of the Business Premises.

     3.16 Tangible Personal Property and Plant & Equipment.

     (a) The Company and the Related Entity is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property including all plant and equipment used in the conduct of its business, including all tangible personal property reflected on the balance sheets included in the Financial Statements and tangible personal property acquired since the Inception Date other than property disposed of since such date in the ordinary course of business. All such tangible personal property including all plant and equipment that is owned or leased by the Company and the Related Entity is free and clear of all Liens and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     (b) Section 3.16(b) of the Disclosure Schedule is a complete list of all items of network and computer equipment owned by the Company and the Related Entity with a written down value in excess of RMB2,000 as at May 31, 2005 ("Plant and Equipment"). Except as set forth in Section 3.16(b) of the

Disclosure Schedule, each item of Plant and Equipment is in good repair taking into account normal wear and tear, is in satisfactory working condition and capable of doing the work for which it is designed and is physically in the possession of the Company and the Related Entity.

     (c) Section 3.16(c) of the Disclosure Schedule is a complete list of all Equipment Leases. The Company and the Related Entity has made all payments required by and has otherwise complied with the terms of each of the Equipment Leases, except for such failure thereof as would not have a Material Adverse Effect.

     3.17 Intellectual Property.

     (a) The Company and the Related Entity owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property set out in Section 3.17(c) and 3.17(d) of the Disclosure Schedule. The Company and the Related Entity has taken all necessary, proper and reasonable steps and actions to maintain and protect its own Intellectual Property.

     (b) Save as disclosed, to the best knowledge of the Sellers, none of the Company or the Related Entity has, on its own behalf or through an agent, infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties, or received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved (including any claim that the Company or the Related Entity must license or refrain from using any Intellectual Property of any third party). To the best knowledge of the Sellers, no third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property of the Company or the Related Entity.

     (c) Section 3.17(c) of the Disclosure Schedule identifies each Intellectual Property, whether registered or otherwise, that is materially related to the core business of, and is owned by, the Company or the Related Entity and identifies each license, agreement, or other permission currently in effect pursuant to which the Company or the Related Entity has granted to any third party rights with respect to any of such Intellectual Property other than in the ordinary course of business. The Company has delivered to the Purchaser correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of rights of each such Intellectual Property that is in the possession of the Company. With respect to each item of Intellectual Property identified in Section 3.17(c) of the Disclosure Schedule:

     (d) Section 3.17(d) of the Disclosure Schedule lists the items of Intellectual Property that any third party owns and that the Company and the Related Entity use pursuant to applicable licenses, sublicenses, agreements, or permission (other than pursuant to shrink-wrap software licenses, shareware/open source or site licenses). With respect to each item of Intellectual Property identified on Section 3.17(d) of the Disclosure Schedule, save as disclosed, the license, sublicense, agreement, or permission is and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; and neither the Company nor the Related Entity has received any notice to the effect (or is otherwise aware) that the use by the Company or the Related Entity of the Intellectual Property conflicts with or allegedly conflicts with or infringes the rights of any Person.

     (e) To the best knowledge of the Sellers, there has not been:

          (i) misuse or unauthorized disclosure of the Company's or the Related Entity's confidential information in any material respect; or

          (ii) other act which may affect the validity or enforceability of the Intellectual Property rights of the Company or the Related Entity in any material respect.

     (f) None of the Company or the Related Entity or any Seller is aware, having made due and proper inquiries, of any inappropriate, improper, unpermitted or infringing use by any other person of any of the business names or the trade marks owned or used by the Company or the Related Entity.

     3.18 Contracts.

     (a) Save as disclosed, there are no contracts or obligations, agreements or arrangements involving the Company or the Related Entity and no practices in which the Company or the Related Entity is engaged, which are void, illegal, unenforceable, registerable or under which contravene in any material respect, any fair competition legislation or regulations of any applicable Governmental or Regulatory Authority, nor has the Company or the Related Entity received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

     (b) The Company and the Related Entity have duly performed and complied in all material respects with its obligations under all Material Contracts. None of the Company or the Related Entity has made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.

     (c) With respect to the Material Contracts:

          (i) each Material Contract is valid and binding on the parties thereto and is in full force and effect;

          (ii) upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, each Material Contract shall continue in full force and effect without penalty or Material Adverse Effect. None of the Company or the Related Entity is in breach of, or default under, any Material Contract;

          (iii) none of the Company or the Related Entity has received any notice of termination, cancellation, breach or default under any Material Contract and, no party to any Material Contract is in breach thereof or default thereunder.

     (d) Section 3.18(d) of the Disclosure Schedule contains a true and correct list of all material agreements, instruments, written contract or other arrangement, together with any related amendments, waivers, supplements, schedules, exhibits, work orders, notices as to termination or change thereunder, to which the Company the Related Entity or any Seller (as it relates to the Company) is a party (the "Material Contracts") which are material for the Business or Condition of the Company and the Related Entity.

     3.19 Licenses.

     (a) Section 3.19 of the Disclosure Schedule contains a true and complete list of all Governmental Licenses used in and material to the business or operations of the Company or the Related Entity, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Company has made available to Purchaser true and complete copies of all such Governmental Licenses. Except as disclosed in Section 3.19 of the Disclosure Schedule:

          (i) The Company and the Related Entity owns or validly holds all Governmental Licenses that are material to its business or operations;

          (ii) each Governmental License listed in Section 3.19 of the Disclosure Schedule is valid, binding and in full force and effect; and

          (iii) to the best knowledge of the Sellers, none of the Company or the Related Entity is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Licenses.

     (b) Without limiting the generality of paragraph (a) above, all Governmental Licenses required under PRC law for the due and proper establishment and operation of businesses of the Company (if any) and the Related Entity and for the conduct of the business of the Company (if any) and the Related Entity have been duly obtained from the relevant PRC authorities and are in full force and effect. All filings and registrations with the relevant PRC authorities required in respect of Company (if any) and the Related Entity and its operations, including but not limited to registration with the Ministry of Information Industry, Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange or their respective authorized local agencies, and the relevant tax bureau, customs authorities and product registration authorities, have been duly completed in accordance with the relevant PRC rules and regulations.

     3.20 [Intentionally left blank]

     3.21 Disclosure and Information.

     (a) No representation or warranty contained in this Agreement or in any other Transaction Document and given by, or on behalf of, any Seller, the Company, the Related Entity or any Key Employee and no statement contained in the Disclosure Schedule, any certificates delivered pursuant hereto or the Management Accounts delivered pursuant to this Agreement or such monthly management accounts for the Company and the Related Entity for each month in 2004 from April 1, 2004 up to and including the most recently completed month prior to the Closing, contains any material misstatement or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     (b) To the best knowledge of the Sellers, there are no facts or circumstances that could adversely affect the Shares, the Company the Related Entity, any Seller (as it relates to the Company), any of the Assets or the condition (financial or otherwise), operations, profitability or prospects of the Company or the Related Entity which have not been fully and properly disclosed to the Purchaser.

     (c) The Constitution, minute books and other similar records of the Company and the Related Entity as made available to the Purchaser prior to the Effective Date contain true and all material record, of actions taken at meetings and by written consents in lieu of meetings of the shareholders, the boards of directors and committees of the boards of directors of the Company and the Related Entity. The share transfer ledgers and other similar records of the Company and the Related Entity as made available to the Purchaser prior to the Effective Date accurately reflect all record transfers prior to such date in the share capital of the Company and the registered capital of the Related Entity. Except as those maintained by the Company's registration agent or the relevant Government and Regulatory Authorities.

     3.22 Absence of Changes.

     From March 19, 2004 to the Effective Date, there has not been any change in the Business or Condition of the Company that would result in a Material Adverse Effect and each of the Company and the Related Entity has been conducting its business only in the ordinary course and in a manner consistent with past practice. Without limiting the generality of the foregoing, from March 19, 2004 to the Effective Date, save as disclosed, none of the Company or the Related Entity has:

     (a) amended, terminated, canceled or compromised any material claims of, or waive any other rights of substantial value to, the Company or the Related Entity;

     (b) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed, with a value in excess of HK$5,000 individually or HK$40,000 in the aggregate (including, without limitation, leasehold interests and intangible property);

     (c) issued or sold any share capital, equity interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or the Related Entity;

     (d) made any capital expenditure or commitment for any capital expenditure in excess of HK$5,000 individually or HK$10,000 in the aggregate;

     (e) incurred any Indebtedness in excess of HK$10,000 individually or HK$40,000 in the aggregate;

     (f) amended, modified or consented to the termination of any Material Contract or the Company's or the Related Entity's rights thereunder;

     (g) amended or restated the Constitution of the Company or the Related Entity, or

     (h) changed any content of the Books and Records.

     3.23. Powers of Attorney.

     There are no outstanding powers of attorney executed on behalf of the Company or the Related Entity or comparable delegations of authority outstanding.

     3.24. Products, Services and Assets.

     (a) There are no current or (to the best knowledge of the Sellers) threatened disputes with regards to the Company's or the Related Entity's IP Assets. The Company's, and the Related Entity's products, as the case may be, have been successfully installed and utilized by customers of the Company, or the Related Entity, as the case may be, or have been delivered successfully and satisfactorily to all such customers of the Company or the Related Entity, as the case may be.

     (b) Each of the Company and the Related Entity is the legal and beneficial owner of, or has valid right to use, all its Assets and there are no Lien over or affecting such Assets.

     (c) The Assets are sufficient to enable the effective conduct of the business of the Company and the Related Entity after Closing as it is carried on at the date of this agreement and at Closing.

     3.25 Material Customers and Suppliers.

     (a) For purposes of this Section 3.25(a), a "Material Customer" shall mean CMCC or any of its subsidiaries or branches at Guangdong, Henan and Beijing.
Section 3.25(a) of the Disclosure Schedule lists the Material Customers and applicable contracts of the Company or the Related Entity with each of these Material Customers. Each of the Material Customers, related contracts and attributed revenues are not duplicative or redundant. With respect to the applicable contracts with the Material Customers, save as disclosed, there exists no event of default and, no event has occurred which would result in any such event of default or prevent the Company or the Related Entity from obtaining the benefit thereunder. The Company's and the Related Entity's relationship with each Material Customer is good and, Save as disclosed, there are no facts or circumstances (i) relating to any dispute threatened, actual or pending between the Company or the Related Entity and any Material Customer that cannot be settled in the ordinary course of business, (ii) relating to any desire or plan of any Material Customer to terminate or modify or not to renew such relationship or (iii) which, in connection with any Material Customer in respect of which any relevant contract has not been executed or has expired, have come to the attention of the Sellers indicating that such contract will not be executed or renewed, as the case may be.

     (b) The total paying users for the Related Entity as of May 31, 2005 was not less than 200,000 and the total number of active WAP billing codes granted by CMCC to and maintained by Company was not less than 28 and as of May 31, 2005.

     (c) To the best knowledge of the Sellers, there is no existing Material Customer of the Company or the Related Entity who is likely to materially reduce its trading with the Company or the Related Entity as a result of the acquisition of the Shares by the Purchaser.

     3.26 Related Party Transactions.

     (i) There are no intercompany Liabilities between the Company or the Related Entity, on the one hand, and any Seller, or officer, director, Affiliate or Associate of such Seller or any Associate of any such officer, director or Affiliate (other than the Company or the Related Entity), on the other, (ii) neither any such Seller nor any such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company or the Related Entity. All transactions engaged in by the Company or the Related Entity, any Seller and any Associate or Affiliate thereof, was incurred or engaged in, as the case may be, on an arm's-length basis.

     Section 4. Representations and Warranties of the Purchaser.

     4.01 Organization of the Purchaser.

     The Purchaser represents and warrants that the Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to enter into and perform its obligations under this Agreement. Once executed by the Purchaser, this Agreement and the Transaction Documents required to be executed by the Purchaser have been duly and validly executed and delivered by the Purchaser and when duly executed will constitute a legal, valid and binding obligation of the Purchaser enforceable against such Purchaser subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     4.02 No Conflicts.

     The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its agreements and obligation contemplated hereunder and thereunder will not, (i) conflict with any of, or require the Consent of any Person under, the terms, conditions or provisions of the organizational documents of the Purchaser; (ii) violate any provisions of applicable Law, or require any Consent of any Governmental Authority having jurisdiction over the Purchaser or any of its Affiliates; (iii) conflict in any way with, result in a beach of, constitute a default under (whether with the giving of notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any Consent under, any indenture, mortgage, lien, lease agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its property is subject or
(iv) result in the creation of any Lien upon the assets of the Purchaser under any such indenture, mortgage, lien, lease, agreement or instrument, which failure to obtain such Consent, or which violation, conflict, breach or default with respect to the matters specified in clauses (iii) through (iv) of this clause (c) would materially and adversely affect the ability of the Purchaser to perform its obligations under, or prevent, prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

     4.03 Litigation.

          (i) There are no claims, actions, suits, proceedings or orders pending or, to the Purchaser's knowledge, threatened against or affecting the Purchaser or their assets or properties, at law or in equity, before or by any Governmental Authority that would reasonably be expected to materially delay or impair the ability of the Purchaser to consummate the transactions contemplated hereby, and (ii) the Purchaser is not subject to any material order, writ, injunction, judgement or decree of any court or any Governmental Authority rendered against the Purchaser.

     4.04 Transfer or Assignment of Trademark Application.

     The Purchaser represents and warrants that it shall procure the transfer or assignment of the trademark application in class 38 made by the Related Entity on June 8, 2004 ("Trademark Application") to the Sellers (or their nominees) to be effected as soon as practicable after the Closing Date without any consideration if the alteration of the identity of the applicant of the Trademark Application cannot be achieved before the Closing Date.

     Section 5. Covenants of the Sellers, the Company and the Related Entity.

     Each Seller and the Company, jointly and severally, covenants and agrees with the Purchaser that, at all times from and after the Effective Date until the Closing and, with respect to any covenant, agreement or appointment by its terms to be performed in whole or in part after the Closing, for the period specified herein, each Seller and the Company will comply with all covenants and provisions of this Section, except to the extent the Purchaser otherwise consent in writing.

     5.01 Financial Statements.

     (a) Prior to Closing, the Company and the Sellers shall deliver to the Purchaser true and complete copies of the: (i) monthly management accounts for the Company and the Related Entity for each month in 2004 and 2005 from March 19, 2004 up to and including the most recently completed month prior to the Closing, and (ii) 2004 Financial Statements. The Management Accounts will be prepared in accordance with or reconciled to US GAAP or GAAP, and such management accounts will be prepared in accordance with US GAAP or GAAP, and will fairly present the financial condition and results of operations of the Company and the Related Entity as of the respective dates thereof and for the respective period covered thereby.

     5.02 Books and Records; Investigation.

     At any time until the Closing, the Company and the Related Entity shall cause its officers, directors, employees, agents and representatives to (a) provide the Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, directors, employees, agents, accountants, customers and suppliers of the Company and the Related Entity and their Assets and Books and Records, and (b) furnish the Purchaser and such other Persons with all such information and data (including without limitation copies of Material Contracts, Benefit Plans, Constitutions and Records) concerning the business and operations of the Company and the Related Entity as the Purchaser or any of such other Persons may reasonably request in connection with such investigation.

     5.03 Fulfillment of Conditions.

     From the date hereof until the Closing, each Seller, the Company and the Related Entity will execute and deliver at the Closing each instrument that such Seller or the Company is required to execute and deliver hereunder as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Purchaser contained in this Agreement and shall not permit the Company to take, or fail to take, any action that could reasonably be expected to result in the non-fulfillment of any such condition save and except that the Purchaser is duly informed. Without limiting the generality of the foregoing, each Seller and the Company shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Sellers, or the Company under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date save and except that the Purchaser is duly informed.

     5.04 Notice and Cure.

     From the Effective Date until the Closing, the Sellers, the Company and the Related Entity shall notify the Purchaser promptly in writing of, and contemporaneously, shall provide true copies of all material information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Sellers, the Company or the Related Entity under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. At any time until the Closing, the Company and the Sellers shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section 5.04 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Purchaser to seek indemnity under this Agreement.

     5.05 Conduct of Business in Ordinary Course.

     From the Effective Date until the Closing, the Company and the Related Entity will not, and the Sellers will cause the Company and the Related Entity not to, take any actions inconsistent with Section 3.22 or which will lead to a Material Adverse Effect occurring. With the exception of the provisions set forth in this Agreement and the transactions contemplated hereby, each of the Company and the Related Entity will carry on (and the Sellers shall cause the Company and the Related Entity to carry on) its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use efforts consistent with past practice and policies to preserve intact their respective present business organization, keep available the services of their respective present officers, consultants and employees and preserve their relationships with customers, suppliers and distributors and others having business dealings with them. The Sellers shall cause the officers of the Company and the Related Entity to confer at such times as the Purchaser may reasonably request with representatives of the Purchaser to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and the Related Entity.

     5.06 Indebtedness.

     From the Effective Date until the Closing Date, without obtaining the prior written consent of the Purchaser (which shall not be unreasonably withheld ) none of the Company or the Related Entity will: (a) incur any Indebtedness in excess of HK$40,000 in aggregate; (b) cause any existing debt facility to be drawn down in excess of HK$40,000 in aggregate.

     5.07 Regulatory and Other Approvals.

     From the Effective Date to the end of the Determination Period, save and except for the issues and matters disclosed, the Sellers will, and will cause the Company and the Related Entity to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain or renew all requisite consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Sellers, the Company or the Related Entity to the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request, (c) cooperate with Purchaser as promptly as practicable in obtaining or renewing all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to implement the transactions contemplated hereby and by the Transaction Documents and (d) execute all necessary documents, papers, forms, authorizations, declarations or oaths required of Sellers, the Company or the Related Entity to consummate the transactions contemplated hereby and by the Transaction Documents. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

     5.08 Tax Returns.

     The Company and the Related Entity will make available to the Purchaser copies of all Tax Returns that have been filed or are filed prior to the Closing Date.

     5.09 [Internationally left blank]

     5.10 Arrangement in Determination Period.

     During the Determination Period, the Sellers shall have the right to manage the daily operations of the Company and the Related Entity and shall cause all WAP services-related transactions between CMCC and the Related Entity to be conducted on an arm's length basis on terms and conditions not less favorable to the Related Entity than any current terms and conditions for all similar transactions between CMCC and the Related Entity. Other than the WAP services-related transactions with CMCC, the Sellers shall not cause the Company or the Related Entity to engage in any new or potential business and commit any exceptional expenses out of the ordinary course of business. Notwithstanding the foregoing, during the Determination Period, the Sellers shall cause the Related Entity to appoint a finance controller as designated by the Purchaser, who shall take custody of one of the bank signatory chops of the Company and the Related Entity and has the authority and power to veto any payment request in excess of HK$2000 at the instruction of the Purchaser. The common seals of the Company and company general chop of the Related Entity shall be in joint custodian of the Sellers and the Purchaser.

     5.11 Employee Matters.

     (a) Subject to Section 5.11(c) below, effective from the Effective Date until the Closing, except as may be required by Law, the Sellers will refrain, and will cause the Company and the Related Entity to refrain, from directly or indirectly:

          (i) making any representation or promise, oral or written, to any officer, employee or consultant of the Company or the Related Entity concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any existing Benefit Plan;

          (ii) making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or the Related Entity; or

          (iii) adopting, entering into, amending, modifying or terminating (partially or completely) any Benefit Plan except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or the Related Entity reasonably believes to be the least costly is chosen.

     (b) Before or upon the expiry date of the Determination Period, the Sellers shall, at their own expense, cause each of the employees of the Company and the Related Entity to execute an employment termination agreement.

     (c) Before or upon the expiry date of the Determination Period, the Sellers shall cause each of the employees of the Company and the Related Entity to execute a release letter stating that the Company has fully paid off all the salary and benefits to such employee and there shall be no outstanding payments payable by the Company to such employee and such employee shall not lodge any claim or petition against the Company and the Related Entity or any director, officer thereof for any reason in the future.

     5.12 Related Entity.

     (a) The Sellers, namely, Zheng Hui Lan, Ye Yong Ning, Liang Yan, Ma Zhi Qiang and Zhang Zhi Gang, who collectively hold 100% equity interests in the Related Entity, shall concurrently with the execution of this Agreement enter into an equity transfer agreement with PRC individuals designated by the Purchaser (the "Equity Transfer Agreement"). Pursuant to the Equity Transfer Agreement, each of the Sellers shall agree to transfer all his or her equity interest in the Related Entity to such two PRC individuals at an aggregate consideration of RMB9,850,000. For the avoidance of doubt, the consideration payable by such two PRC individuals under the Equity Transfer Agreement shall be deemed to have been paid to the Sellers upon the completion of Payment as pursuant to Section 2.02. Each Party shall bear all tax and stamp duty imposed on such Party by any Governmental or Regularty Authorities or by any Law in connection with the implementation of the Equity Transfer Agreement.

     (b) Prior to the Closing, each of the Sellers shall use his or her best efforts to take all such actions as necessary to effect the equity transfers as contemplated under the Equity Transfer Agreement, including filing all necessary documents with the Administration of Industry and Commerce of Shenzhen Municipality.

     (c) Prior to the Closing, each of the Sellers and the Related Entity shall cause all the tenancy agreement of the branch offices listed in Section 3.0 (g) of the Disclosure Schedule to be terminated without additional cost incurred by the Company or the Related Entity.

     5.13 Waiver of Right of First Refusal.

     Each of the Sellers, by its execution and delivery hereof, irrevocably waives any right of first refusal, co-sale right or other similar right it enjoys with respect to the Shares, including without limitation, such right of first refusal, co-sale right or other similar right as is set forth in the Constitution or any other documents related to their rights as a shareholder of the Company.

     5.14 Taxes.

     Payment by the Purchaser of the Consideration to each Seller and the consummation of the transactions contemplated hereunder will not be subject to any withholding or deduction of Taxes (including without limitation, income tax, capital gains tax, transfer tax and stamp duty) under any applicable Laws. Each Seller specifically instructs the Purchaser to pay the Consideration as contemplated herein without any such withholding or deduction of Taxes and hereby agrees and undertakes to the Purchaser that such Seller will pay any such Taxes in accordance with applicable Law and will indemnify the Purchaser, and hold the Purchaser harmless, against its failure to withhold or deduct Taxes from the Consideration.

     5.15 Dividends.

     Prior to the Closing, the Company shall not, and the Sellers shall not permit the Related Entity to, declare or distribute dividends or profits of the Company or Related Entity respectively.

     5.16 Integration Plan.

     During the Determination Period, the Sellers, the Company and the Related Entity shall work, in good faith, to formulate and carry out a technical integration plan in order to effectively integrate the Related Entity's WAP services platforms with those of the Purchaser or its relevant Subsidiaries or Affiliates, including but not limited to Palmweb Inc., PRC WFOE, Beijing Newpalm Information Technology Co. Ltd.

     5.17 Repayment of RMB9,850,000.

     On or before the Closing Date, the Sellers shall repay or cause to be repaid RMB9,850,000 to the Related Entity which is currently due to the Related Entity by Pu Ning City Liu Sha Jian Rong Construction Material Store.

     5.18 Maintenance of Relationship.

     During the Determination Period or thereafter, the Sellers shall assist PRC WFOE or the Related Entity, as the case may be, to maintain good relationship with the headquarter of CMCC and the Guangdong branch of CMCC.

     5.19 Intellectual Properties.

     Within 30 days after the Closing Date, the Sellers may cause the Related Entity to transfer to any entity designated by the Sellers the ownership to the logo "KK" (in the case of trademark application has not been assigned to the entity designated by the Seller before the Closing) identified in Section 3.17(c) of Disclosure Schedule, provided that the Sellers shall ensure that all the remaining Intellectual Properties identified or disclosed in Section 3.17
(c) and Section 3.17(d) of the Disclosure Schedule shall remain exclusively with the Company and the Related Entity, including but not limited to the domain names www.kkren.com and www.kkren.net.

     5.20 Revenue Collection.

     In the event that the aggregated amount actually received by the Related Entity under the CMCC WAP First Bill and/or the CMCC WAP Second Bill and/or the CMCC WAP Third Bill is less than RMB1,000,000 in aggregate by 6:00 p.m., September 30, 2005, the Sellers shall be jointly liable for making up any shortfall to the Related Entity within 5 business days after September 30, 2005.

     Section 6. Covenants of the Purchaser.

     6.01 Notice and Cure.

     From and after the Effective Date until the Closing, the Purchaser shall notify the Company in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreementof the Purchaser under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Purchaser shall notify the Company promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section 6.01 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Company or the Sellers to seek indemnity under this Agreement.

     6.02 Fulfillment of Conditions.

     From and after the Effective Date until the Closing, the Purchaser will execute and deliver at the Closing each instrument that the Purchaser is required to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Sellers and the Company contained in this Agreement and shall not permit the Company to take, or fail to take, any action that could reasonably be expected to result in the non-fulfillment of any such condition.

     6.03 Regulatory and Other Approvals.

     Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as a designated Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request, (c) cooperate with Sellers as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Transaction Documents and (d) execute all documents, papers, forms, authorizations, declarations or oaths required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents. Purchaser will provide prompt notification to a designated Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise a designated Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

     6.04 Late Payment Penalty

     In the event that the Purchaser fails to pay any portion of the Consideration when due pursuant to Section 2 of this Agreement, the Purchaser shall pay to the Sellers a late payment penalty at a rate of 3% per day of any outstanding amount payable in arrears, provided that the total aggregate amount of such penalty shall not exceed 70% of the total amount of the Consideration provided under Section 2 hereof.

     Section 7. Conditions to Obligations of the Purchaser.

     The obligations of the Purchaser under this Agreement are subject to the fulfillment, at or before the Closing of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

     7.01 Representations and Warranties.

     The representations and warranties made by the Sellers, the Company and/or the Related Entity in this Agreement and the Transaction Documents and all facts and statements specified in the Disclosure Schedules shall be true and correct in all material respects in which they are given as of the Closing Date and if specified on any other date, on such date, as though such representation or warranty was made on each of those dates.

     7.02 Performance.

     Each Seller, the Company and the Related Entity shall have performed and complied with, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by the Company, the Related Entity or any Seller at or before the Closing.

     7.03 Certificates

     Each of the Company and the Related Entity shall have delivered to the Purchaser a certificate duly executed by the Chairman of its board of directors, substantially in the form and substance as set forth in Exhibits 7.03(a) and
(b).

     7.04 Consents and Approvals.

     All such consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit each Seller, the Company and the Related Entity to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby as set out in
Exhibit 7.04 attached hereto shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date.

     7.05 Opinions of Counsel.

     The Purchaser shall have received the opinion of the Company's and the Sellers' PRC legal counsel on the Closing Date, in such form to the satisfaction of the Purchaser. The PRC legal opinion shall opine, among others, on the legality of the Related Entity in conducting its current WAP businesses under the PRC laws.

     7.06 Board.

     Effective as of the Closing Date, the designees of the Purchaser shall have been elected to the Board and the board of directors of the Related Entity and the current directors as requested in writing by the Purchaser of the Company and the Related Entity shall have resigned; provided that a properly constituted board of directors of the Company and the Related Entity shall be in existence at all times.

     7.07 Legal Action.

As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory
Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Purchaser's ownership or operation of all or any portion of the Shares or the underlying assets of the Company, or to compel the Purchaser to dispose of or hold separate all or any portion of the Shares, or the Company's business or assets as a result of the transactions contemplated by the Agreement, or to compel the Company to dispose of or hold separate all or any portion of the Subsidiaries and or the Related Entity; or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     7.08 No Material Adverse Change.

     From the Effective Date to the Closing Date and as at the Closing Date, there shall not have occurred any Material Adverse Effect on the Shares, any of the Assets or Business or Condition of the Company.

     7.09 Share Transfers/Certificates.

     The Purchaser shall have received duly executed transfers of the Shares in its favor, in a registrable form and in accordance with the Company's Constitution representing the Shares, together with share certificates for such Shares and all other consents, approvals and/or documents needed by the Purchaser to register the transfers and obtain ownership of the Shares as the Purchaser may reasonably require.

     7.10 Termination of Rights and Certain Securities

     Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company will be terminated, waived or satisfied as of the Closing Date.

     7.11 [Intentionally left blank]

     7.12 Closing Documents.

     All closing documentation as set out in Sections 2.03(a) and (b) of this Agreement must be received by the Purchaser.

     7.13 Board Approval of the Company.

     The Board of the Company and the board of directors of the Related Entity, as the case may be, shall have: (a) approved the execution of the Transaction Documents and the transactions contemplated herein and therein; (b) approved the transfer of the Shares; (c) resolved and directed to have the transfers of the Shares duly registered; and (d) approved the appointment of the representatives of the Board and the resignation of all directors who were on the Board prior to the Closing, but so that a properly constituted Board is in existence at all times.

     7.14 Shareholders Approval.

     On or before the Closing Date, the Sellers shall have approved the execution of this Agreement, each Transaction Document and the transactions contemplated herein and therein by both the Company, the Related Entity and the Seller.

     7.15 Completion of Due Diligence.

     The Purchaser shall have completed all necessary due diligence investigations to its complete satisfaction which is determined at the Purchaser's sole discretion.

     7.16 Third Party Consent.

     Each Seller shall deliver all third party consents, as required in any agreements between such Seller or the Related Entity, on the one hand, and any third party, on the other hand, consenting to the change of control of the Company and the Related Entity as anticipated by this Agreement and the relevant third parties agreeing not to terminate their respective agreements in a form satisfactory to the Purchaser. Without limiting the foregoing, each of the following Persons shall consent to the change of control of the Company and the Related Entity as anticipated by this Agreement and agreeing not to terminate their respective agreements in a form satisfactory to the Purchaser.

     7.17 Audited Accounts.

     The delivery to the Purchaser of true and correct copies of each of the Financial Statements and such statements shall include true and complete copies of the balance sheets of the Company and Related Entity and the related statements of operations, shareholders' equity and cash flow statements for each such period, together with a true and correct copy of the report on such audited information and all existing management letters from the auditors, with respect to the results of such audits.

     7.18 Pre-closing Audit.

     An audit opinion in accordance with auditing standards generally accepted in the PRC stated that the financial statements of the Related Entity for the six-month-period from January 1, 2005 to June 30, 2005 and as of June 30, 2005 present fairly, in all material respects, the financial position of the Related Entity, in conformity with GAAP should be issued. The cost of such verification shall be borne by the Related Entity.

     7.19 Certified Management Accounts

     A copy of the certified monthly management accounts of the Company for a period from the March 19, 2004 to the Closing Date and as of the Closing Date shall be issued and delivered by Sellers to the Purchaser, in conformity with US GAAP. The cost of such verification shall be borne by the Company or the Related Entity.

     Section 8. Conditions to Obligations of the Sellers and the Company.

     The obligations of the Sellers and the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers, the Company and the Related Entity in their sole discretion):

     8.01 Representations and Warranties.

     Each of the representations and warranties made by the Purchaser prior to June 30, 2004 in this Agreement shall be true and correct in all respects in which they are given on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

     8.02 Performance.

     The Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

     8.03 Consents and Approvals.

     All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

     8.04 Approval of the Purchaser's Board of Directors or Delegated Subcommittee.

     The board of directors of the Purchaser or its delegated subcommittee shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein.

     8.05 Board Approval of the Guarantor.

     The board of directors of Palmweb Inc. shall have approved the execution of the Transaction Documents and the transactions contemplated herein and therein before the Closing Date.

     Section 9. Representations, Warranties, Covenants and Agreements.

     Unless otherwise expressly provided for in this Agreement:

     (a) All representations and warranties and covenants contained in this Agreement, any schedule, exhibit, the Disclosure Schedule or certificate or document delivered pursuant hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents (the "Warranties") shall survive one calendar month following the end of the Determination Period or the Closing Date whichever is later.

     (b) Each of the Warranties is true and correct in all material respects on and as of the Effective Date and the Closing Date, provided that the representations and warranties and conveants made under Sections 3.04A(a), 5.07, 5.12, 5.13 and 5.17 shall be true and correct on and as of the Effective Date and the Closing Date.

     (c) None of the Warranties are extinguished or affected by any investigation made by or on behalf of a Party into the affairs of another Party. Each Party acknowledges that it has made and given the Warranties with the intention of inducing the other Parties to enter into this Agreement and the Purchaser has entered into this Agreement in full reliance on the Warranties given hereunder.

     Section 10. Indemnification; Limitations on Liabilities.

     10.01 Indemnification.

     (a) Each Seller (each an "Indemnifying Party" and collectively "Indemnifying Parties"), shall jointly and severally indemnify the Purchaser, the Company and the Related Entity and their respective officers, directors, shareholders, Subsidiaries and Affiliates (each an "Indemnified Party" and collectively "Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

          (i) any material misrepresentation, inaccuracy in or breach of any representation or warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of any Seller or the Company contained in this Agreement or the Transaction Documents;

          (ii) any Tax Claim that relates to an act or omission of the Company or any Subsidiary, or occurrence affecting the Company, the Related Entity or any Subsidiary prior to the Closing Date; or

          (iii) any actual loss or liability suffered, incurred or sustained by the Purchaser as a result of the early termination of the Material Contracts as set out in items Section 3.18(d) of the Disclosure Schedule (except where such termination results from an event or events which has/have been disclosed).

     (b) The limits of liability in respect of any claim in relation to all representations, warranties and covenants and other terms and conditions in this Agreement are detailed in Schedule B of this Agreement.

     (c) If any Indemnified Party is entitled to indemnification under this
Section 10.01 for some or a portion of the Loss or liability suffered, incurred or sustained by it but not for the total amount, each Indemnifying Party shall, jointly and severally, indemnify such Indemnified Party for the portion of such Loss or liability as to which the Indemnified Party is so entitled.

     (d) No claim shall be made under Section 10.01 or under any other representation or warranty or covenant or agreement given under this Agreement unless the sum of all liability of all the Sellers thereunder shall exceed HK$5,000.

     Section 11. Termination.

     11.01 Termination.

     This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) at any time after July 31, 2005 (or any later date as mutually agreed by the Purchaser and the Sellers) in the event that Closing has not taken place by that date, by either the Purchaser or by Sellers upon written notice to the other; or

     (b) at any time before the Closing, by the Sellers or the Purchaser, in the event (i) of a proven material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within Fourteen (14) Business Days following notification thereof by the terminating party; or (ii) upon notice to the non-terminating party by the terminating party that the satisfaction of any material condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a material breach hereof by the terminating party (but not otherwise).

     11.02 Effect of Termination.

     If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the indemnifications in
Section 10, expenses in Section 12.02, and confidentiality in Section 12.12 shall continue to apply following any such termination.

     Section 12. Miscellaneous.

     12.01 Notices.

     All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by Fedex or other courier or fax to each party as follows:

          If to the Company, to:
          c/o Company Secretary
          Unit 3C518, West, 5 Floor, No. 3 Building, Sai Ge Ke Ji Yuan, Hua Qiang Bei Rd, Shen Zhen, PRC, 518028
          Attention: The Board of Directors
          Telephone No.: 755 8376 3450
          Facsimile No.: 755 8376 4283

     With a copy to: Room 2802, 28/F, China Resources Building, 26 Harbour Road, Wanchai, HK Road Central, Hong Kong

          If to ZHENG Hui Lan, to:

          Dorm No.238 of Wujiang Gear Factory, Shaoguan, Guangdong Province

          Telephone No.: 13825278480
          Facsimile No.: ______________

          If to YE Yong Ning Kevin, to:

          Room 905, No. 278, Huan Shi Zhong Rd, Yue Xiu District, Guangzhou

          Telephone No.: 13602848405
          Facsimile No.: ______________

          If to LIANG Yan, to:

          Talents Exchange Service Center, No.5 North Lane of Chang'an Rd, Beilin District, Xi'an, Shanxi

          Telephone No.: 13798208241
          Facsimile No.: ______________

          If to MA Zhi Qiang to:

          Songjiaduan Huibu Village, Fengxin County, Jiangxi

          Telephone No.: 13590305009
          Facsimile No.: ______________

          If to ZHANG Zhi Gang, to:

          #703, No.16 Bldg., No.9 Alley, Song Yuan Rd., Shenzhen, Guangdong

          Telephone No.: 13802561797
          Facsimile No.: ______________
          If to Shenzhen KK Technology Limited, to

          Unit 3C518, West, 5 Floor, No. 3 Building, Sai Ge Ke Ji Yuan, Hua Qiang Bei Rd, Shen Zhen, PRC, 518028
          Attention: The Board of Directors
          Telephone No.: 755 8376 3450
          Facsimile No.: 755 8376 4283

          If to the Purchaser, to:
          c/o China.com Inc.
          34/F Citicorp Centre
          18 Whitfield Road
          Causeway Bay, Hong Kong
          Attention: Company Secretary
          Telephone No.: (852) 2893-8200
          Facsimile No.: (852) 2237-7227

          If to the Guarantor, to:
          Palmweb Inc.
          34/F Citicorp Centre
          18 Whitfield Road
          Causeway Bay, Hong Kong
          Attention: Company Secretary
          Telephone No.: (852) 2893-8200
          Facsimile No.: (852) 2237-7227

     All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Fedex or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     12.02 Expenses.

     Each Party shall pay for each of his/her/its own costs and expenses relating to the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated hereby.

     12.03 Public Announcements.

     Subject to the subsequent sentences, at all times at or before the Closing, each Seller, the Company and the Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company or the Related Entity provides services or with whom the Company or the Related Entity otherwise has significant business relationships with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby without the consent of the other parties, which consent shall not be unreasonably withheld. If any party proposes to make any such disclosure, such disclosing party will deliver a copy of the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other non-disclosing parties (provided that if the Sellers are the non-disclosing parties that the Sellers designate one point of contact) concerning the nature and scope of the information disclosing party proposes to disclose. Any disclosures in respect of this Agreement and the Transaction Documents and the transactions contemplated, hereby and thereby, made by the Purchaser in its regulatory filings, shall not be subject to the provisions of this Section 12.03.

     12.04 Waiver.

     Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     12.05 Amendment.

     This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     12.06 No Third Party Beneficiary.

     The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 10.

     12.07 Assignment; Binding Effect.

     Subject always to the subsequent sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law and except where the Purchaser transfers or assigns this Agreement or its rights and obligations under this Agreement to its subsidiary or affiliated company or to an entity within the group of China.com. At any time after the execution of this Agreement, the Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Section 10) provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     12.08 Invalid Provisions.

     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and
(c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.09 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, SAR without giving effect to the conflicts of laws principles thereof.. Each of the Sellers hereby irrevocably authorizes and appoints Leung Chan & Pang Solicitors, Suite 1203, 12th Floor, Wing On House, 71 Des Voeux Road Central, Hong Kong (or such other person being resident of or incorporated in Hong Kong as it may by notice to the other parties substitute) to accept service of all legal process arising out of or in connection with this Agreement and service on Leung Chan & Pang Solicitors (or such substitute) shall be deemed to be service on the Sellers respectively.

     12.10 Arbitration

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved at the first instance through consultation between the highest ranking corporate officers of the relevant Parties. Such consultation shall begin immediately after one Party has delivered to the other Parties a written request for such consultation. If, within thirty (30) days following the date on which such notice is given, the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party to the dispute with notice to the other Parties.

     (b) Any dispute, controversy or claim arising out of or relating to this contract, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause.

     (c) The appointing authority shall be Hong Kong International Arbitration Centre.

     (d) The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre (HKIAC).

     (e) There shall be three arbitrators, among which the Sellers shall jointly nominate one arbitrator and the Purchaser shall nominate the second arbitrator. The first two arbitrators shall then jointly nominate the third arbitrator.

     (f) The arbitration proceedings shall be conducted in English and Chinese.

     (g) Each Party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

     (h) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

          (i) Any Party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     12.11 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which will be deemed original, but all of which together will constitute one and the same instrument.

     12.12 Confidentiality.

     Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any such Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

     12.13 Exercise of Rights.

     A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

     12.14 Rule of Construction.

     As each of the parties has reviewed this Agreement and has had the opportunity to make revisions, the parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Agreement or any of the Transaction Documents.

     12.15 Further Assurances.

     Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

     12.16 Time shall be of Essence.

     Time shall be of the essence of this Agreement but no failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement (including a settlement with either the Sellers or the Guarantor) preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     12.17 Entire Agreement.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes all previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof and the parties acknowledge that no claim shall arise in respect of any agreement so superseded.

     Section 13. Guarantee.

     13.01 In consideration of the Sellers entering into this Agreement, the Guarantor, irrevocably and unconditionally undertakes with the Sellers to guarantee the full and complete punctual payment of any part or parts of the total Consideration including the Adjustment Payment under Section 2.02 of this Agreement and any late penalty payment now or subsequently payable by the Purchaser to the Sellers under this Agreement.

     13.02 The obligations of the Guarantor under this Section shall cease upon the full payment of the Consideration under section 2.02 of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

UNITEDCREST INVESTMENTS LIMITED


By: /s/ Zhang Zhi Gang
    ---------------------------------
Name: Zhang Zhi Gang
Title: Director


SHENZHEN KK TECHNOLOGY LIMITED


By: /s/ Ye Yong Ning
    ---------------------------------
Name: Ye Yong Ning
Title: Chief Operating Officer


ZHENG HUI LAN


By: /s/ ZHENG Hui Lan
    ---------------------------------


YE YONG NING KEVIN


By: /s/ YE Yong Ning Kevin
    ---------------------------------


LIANG YAN


By: /s/ LIANG Yan
    ---------------------------------


MA ZHI QIANG


By: /s/ MA Zhi Qiang
    ---------------------------------

ZHANG ZHI GANG


By: /s/ ZHANG Zhi Gang
    ---------------------------------

SIGNED by                             )
for and on behalf of                  )
CDC MOBILE MEDIA CORPORATION          )
in the presence of:                   )


By: /s/ Rudy Kai Yu CHAN
    ---------------------------------
Name: Rudy Kai Yu CHAN
Title: Director

SIGNED by                             )
for and on behalf of                  )
PALMWEB INC.                          )
in the presence of:                   )


By: /s/ Rudy Kai Yu CHAN
    ---------------------------------
Name: Rudy Kai Yu CHAN
Title: Director

                                                                      Schedule A

          SHARE OWNERSHIP INTERESTS OF SELLERS AS AT THE EFFECTIVE DATE

SHAREHOLDERS NAME   Number of Shares   Percentage
-----------------   ----------------   ----------
ZHENG Hui Lan               530            53%
YE Yong Ning                310            31%
LIANG Yan                    60             6%
MA Zhi Qiang                 50             5%
ZHANG Zhi Gang               50             5%
                          -----           ---
   TOTAL                  1,000           100%
                          =====           ===

                                                                      Schedule B

                            LIMITATIONS ON LIABILITY

The provisions of this Schedule B shall operate to limit the liability of the Sellers in respect of any claim under the warranties, representations, covenants and the indemnity referred to in Section 10 and any other terms and conditions in this Agreement. The Parties agrees as follows:

1. in respect of any claim under the warranties, representations, covenants and the indemnity referred to in Section 10, the Sellers shall have no liability to the extent that the facts and circumstances giving rise to the claim have been expressly Disclosed or referred to in the Disclosure Schedule;

2. in respect of any claim under the warranties, representations, covenants and the indemnity referred to in Section 10 and any other terms and conditions in this Agreement, the maximum aggregate liability of the Sellers to the Purchaser shall be the amount of HK$16,000,000; and

3. in respect of any claim under the warranties, representations, covenants and the indemnity referred to in Section 10, no liability shall attach to any of the Sellers where:

     (a) the amount of an individual claim in respect of any warranty, representation, covenant or indemnity is less than HK$5,000; and

     (b) the aggregate of amount of all claims under in respect of all or any of the warranties, representations, covenants or indemnities is less than HK$400,000.

                                                               Execution Version

                                 Exhibit 7.03(a)
                           Certificate of the Company

The undersigned, in his capacity as the Chairman of Unitedcrest Investments Limited (the "Company"), and in accordance with Section 7.03(a) of the Share Purchase Agreement (the "Agreement") dated as of June ____, 2005, by and between the Company, CDC Mobile Media Corporation, Zheng Hui Lan, Ye Yong Ning, Lian Yan, Ma Zhi Qiang, Zhang Zhi Gang and Shenzhen KK Technology Limited, hereby certifies that, as of the date hereof (all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement):

1. the attached is a true and correct copy of the resolutions of the board of directors and the resolutions of the shareholders of the Company approving the execution by the Company of the Agreement and the other Transaction Documents as well as the transactions contemplated thereby.

2. the Certificate of Incorporation, dated June 23, 2005, is valid and effective and has not been revoked or cancelled by any relevant authority in British Virgin Islands as of the date hereof;

3. the authorized capital of the Company is US$50,000, divided into 50,000 shares of US$1.00 each ("Shares"), among which 1,000 Shares are issued and outstanding. All issued Shares are validly issued, fully paid and non-assessable;

4. the representations and warranties of the Company contained in the Agreement (i) that are not qualified by "materiality" or "Material Adverse Effect" are true and correct in all material respects when made and have been true and correct in all material respects as of hereof with the same force and effect as if made as of the date hereof and (ii) that are qualified by "materiality" or "Material Adverse Effect" are true and correct when made and have been true and correct as of the date hereof, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties have been true and correct as of that date, in each case, with the same force and effect as if made as of the date hereof, other than such representations and warranties as are made as of another date; and

5. the covenants and agreements contained in the Agreement to be complied with by the Company on or before the date hereof have been fully complied with.

Dated: ______________, 2005

                                                               Execution Version

                                 Exhibit 7.03(b)
                  Certificate of Shenzhen KK Technology Limited

The undersigned, in his capacity as the Chairman and the Legal Representative of Shenzhen KK Technology Limited (the "Company"), and in accordance with Section 7.03(b) of the Share Purchase Agreement (the "Agreement") dated as of June ___, 2005, by and between the Company, CDC Mobile Media Corporation, Zheng Hui Lan, Ye Yong Ning, Liang Yan, Ma Zhi Qiang, Zhang Zhi Gang and Shenzhen KK Technology Limited, hereby certifies that, as of the date hereof (all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement):

1. the attached is a true and correct copy of the resolutions of the board of directors and the resolutions of the shareholders of the Company approving the execution by the Company of the Agreement and the other Transaction Documents as well as the transactions contemplated thereby.

2. the business license of the Company issued by the Administration of Industry and Commerce of Shenzhen Municipality (the "Shenzhen AIC"), dated March 19, 2004, is valid and effective and has not been revoked or cancelled by the Shenzhen AIC;

3. the MVAS License of the Company issued by MII, dated December 14, 2004, is valid and effective and has not been revoked or cancelled by MII, and the Company has completed the annual inspection process in respect of its MVAS License for the year 2004;

4. the registered capital of the Company has been paid in full and there is no circumstance that would result in any challenge by the Shenzhen AIC or any other party with respect to the full payment of the registered capital of the Company;

5. the representations and warranties of the Company contained in the Agreement (i) that are not qualified by "materiality" or "Material Adverse Effect" are true and correct in all material respects when made and have been true and correct in all material respects as of hereof with the same force and effect as if made as of the date hereof and (ii) that are qualified by "materiality" or "Material Adverse Effect" are true and correct when made and have been true and correct as of the date hereof, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties have been true and correct as of that date, in each case, with the same force and effect as if made as of the date hereof, other than such representations and warranties as are made as of another date; and

6. the covenants and agreements contained in the Agreement to be complied with by the Company on or before the date hereof have been fully complied with.

Dated: June 23, 2005


                                       2